18-Feburary-2026
LCI Industries (LCII)
Q4 2025 Earnings Call

CORPORATE PARTICIPANTS

Lillian D. Etzkorn – Chief Financial Officer & Executive Vice President, LCI Industries
Jason Douglas Lippert – President, Chief Executive Officer & Director, LCI Industries
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OTHER PARTICIPANTS

Patrick Buckley – Analyst, Jefferies LLC
Scott L. Stember – Analyst, ROTH Capital Partners LLC
Daniel Moore – Analyst, CJS Securities, Inc.
Joseph Altobello – Analyst, Raymond James & Associates, Inc.
Tristan M. Thomas-Martin – Analyst, BMO Capital Markets Corp.
Brandon Rollé – Analyst, Loop Capital Markets LLC
Kevin P. Condon – Analyst, Robert W. Baird & Co., Inc.
Michael Albanese – Analyst, The Benchmark Co. LLC

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MANAGEMENT DISCUSSION SECTION

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Operator: Hello, everyone, and thank you for joining us today for the LCI Industries Fourth Quarter 2025 Earnings Call. My name is Lucy and I’ll be coordinating your call today.

Before we begin, I would like to remind you that certain statements made on today’s conference call regarding LCI Industries and its operations may be considered forward-looking statements under the securities laws and involve a number of risks and uncertainties. As a result, the company cautions you that there are a number of factors, many of which are beyond the company’s control, which could cause actual results and events to differ materially from those described in the forward-looking statements.

These factors are discussed in the company’s earnings release, Form 10-K and in other filings with the SEC. The company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date of the forward-looking statements are made except as required by law.

In addition, during today’s conference call, management will refer to certain non-GAAP or adjusted financial measures. Reconciliations of these non-GAAP financial measures to their most directly comparable GAAP financial measures are available in the company’s earnings release and investor presentation, which have been posted on the Investor Relations section of the company’s website and are also available on Form 8-K filed this morning with the SEC.

On the call from management today are Jason Lippert, President and Chief Executive Officer; Lillian Etzkorn, Chief Financial Officer; and Kip Emenhiser, VP of Finance and Treasurer. Later in the call, we will conduct a question-and-answer session [Operator Instructions].

With that, it is my pleasure to turn the call over to Jason Lippert.

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Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries

Thank you, and welcome, everyone, to our Q4 2025 earnings call. We are pleased with the company’s strong results as our team continued to execute effectively, delivering a 15% year-over-year top-line growth, along with further margin expansion in the fourth quarter. By leveraging our diverse competitive strength, we capitalized on opportunities across our RV, Aftermarket, transportation, marine, and housing end markets. At the same time, our relentless focus on our operational efficiencies drove enhanced profitability with fourth quarter operating margin more than doubling, expanding 180 basis points compared to Q4 of the prior year.

Starting with our OEM segment, net sales increased 18% to $737 million in the fourth quarter. RV OEM revenue rose 17%, driven by market share gains, increased sales of newer products, and a favorable mix shift toward higher content units. Our other OEM end markets, transportation, marine and housing delivered 21% year-over-year net sales growth to $297 million, or 8% on an organic basis. This growth was primarily driven by market share gains and content growth in North American utility trailer, bus and marine OEM customers. Bus-related content contributed $31 million of year-over-year growth in the quarter, reflecting the recent acquisitions of Freedman Seating and Trans Air for which integration efforts and synergies are ahead of plan.

Looking ahead, we expect to expand market share across all four of our OEM markets. As we move into 2026, we expect RV wholesale shipments to range between 335,000 and 350,000 units while we expect the boat industry to remain flat to up low-single digits. Despite a potential flatter industry backdrop, we have multiple growth strategies in place that we believe will drive OEM expansion in excess of overall end market volumes.

Central to this strategy is our relentless focus on innovation. Since 2020, new products and market share gains have driven a 67% increase in towable content. These innovations, including new slide-out designs, chill cube air conditioners, advanced window designs, antilock braking systems, touring coil suspensions, bed lift and bed tilt mechanisms, larger and more robust fifth wheel chassis, electric biminis, and our new ladder system for boats, among others. In many of these categories, we offer either the leading product or, in fact, the only product available, further expanding our addressable market margins and long-term growth opportunities.

In the fourth quarter, our towable content per unit increased 11% year-over-year, reaching $5,670 and representing our largest year-over-year content growth in the past five years. To highlight our innovation momentum, our five most recently launched products are now generating annualized revenue run rate of approximately $225 million.

For example, our air conditioner unit shipments increased from 50,000 units in 2023 to more than 200,000 units last year, partially driven by strong consumer adoption of our chill cube air conditioner platform. In addition, following the launch of our patented Sundeck in 2025, we are scheduled to build over 4,500 of these patio systems this year, contributing over $4,000 in revenue per unit. These examples underscore our ability to create and scale high value, innovative content for the entire RV customer base quickly.

At a high level, LCI’s competitive moat built on our scale, technology, deep industry expertise, and people, positions us to consistently outgrow the market. Our broad product portfolio, structurally efficient operating model and strong customer relationships enable us to rapidly scale new product launches and seamlessly integrate acquired companies. Our competitive advantage is reinforced by highly differentiated, sophisticated manufacturing technologies that enable us to produce complex mission critical components through flexible and increasingly automated processes.

Equally as important, our people are the best in the industry, leading in innovation, cultivating deep customer partnerships, and sustaining the collaborative culture that is foundational to our long-term success. The same competitive moat that drives our OEM business also provides significant advantages in the Aftermarket where we grew net sales 8% year-over-year in the fourth quarter to $196 million dollars. This continued success is directly driven by the strength of our OEM sales platform, which expands content with key customers.

When one of our OEM components requires repair or replacement in the field, it almost always must be replaced with our proprietary parts or fully integrated assemblies, creating natural, durable and high-margin Aftermarket revenue streams. Taking a step back, we have come a long way. Just 12 years ago, we had virtually no presence in the RV Aftermarket. Over the past decade, we have organically built our RV Aftermarket organization to approximately 400 team members with a singular focus on delivering the best customer experience across more than 2 million annual interactions with dealers and RV consumers who require our parts and services.

The primary catalyst for growth in our Aftermarket engine is simple. We have embedded more than $20 billion replaceable content into the RVs through our OEM partners over the last decade. These RVs eventually all come into the Aftermarket service and repair cycle. At the moment, approximately 1.5 million RVs are entering the repair and replacement cycle in the next 1 to 3 years, each one requiring our parts and service solutions. Our components reach nearly every RV consumer because our parts are literally on almost every RV on the road.

Because we manufacture a broad portfolio of mission critical products, dealers and consumers rely on us for service and replacement across virtually every major RV system, from slide-out and leveling systems to doors and awnings, jockeys and suspension systems, windows and appliances, mattresses and furniture, and much more. This breadth positions LCI as a trusted partner throughout the entire RV ownership life cycle, supporting every customer channel from dealers and distributors to OEM, direct-to-consumer, and leading e-commerce platforms. We have a uniquely strong right to win in the Aftermarket, something that no other supplier can credibly match.

To further accelerate service-related Aftermarket growth and strengthen dealer relationships, we continue to invest in our service infrastructure. In 2025, dealer service personnel completed approximately 50,000 of our technical training courses, and our online technical resources generated nearly 2 million visits, as dealers and consumers increasingly rely on our service videos to resolve issues in the field. These efforts are driving higher quality service outcomes and stronger dealer partnerships, reinforcing Lippert as the go-to partner in RV aftercare.

In addition, we expanded our service footprint in 2025, with the opening of three new service facilities and the doubling of our mobile technician workforce. These investments have already resulted in a double-digit increase in service completions improving speed, convenience and customer satisfaction, while allowing us to schedule and complete significantly more service projects than a year ago.

Our goal is to simply reach more consumers seeking a better service experience, including faster turnaround, higher quality care, and the opportunity to upgrade their RVs with our newest and most talked about products. This year, we are partnering with dealers to launch the Lippert Upgrade Experience, a new program that enables our dealers to offer upgrades such as TCS, ABS and other advanced systems not currently offered by dealers. Several of the largest dealers in the country have already expressed strong interest in rolling this program out later this year.

Turning to our Auto Aftermarket business, there have been several important developments worth highlighting. As many of you are aware, First Brands, which owns our largest competitor in the hitch and towing space, has experienced significant operational challenges as a result of a complex bankruptcy process.

As a result, both automotive OEMs and Aftermarket customers are actively seeking new, stable, long-term partners. Against that backdrop, we are already seeing meaningful opportunities emerge and we are in the process of capturing substantial incremental business as a result. Although it is still early, we currently estimate the potential opportunity here at approximately $50 million annually. We expect to share more of these developments as things progress.

We have the existing capacity to support this incremental volume without the need for new facilities or additional shifts in most cases, allowing us to efficiently absorb this anticipated growth. We are also continuing to strengthen our Auto Aftermarket infrastructure. We recently transitioned into a state-of-the-art 600,000-square-foot distribution center in South Bend, Indiana, consolidating operations from a couple of smaller, less efficient distribution facilities.

In addition, we are preparing to open a new manufacturing facility in Seguin, Texas later this year, which will serve as the home for our Ranch Hand truck accessory business, a brand that has seen growing consumer awareness and demand, including increased visibility through popular shows like Yellowstone and Landman.

Turning to our profitability initiatives, we delivered a full-year operating margin of 6.8%, an improvement of 100 basis points year-over-year driven by cost improvements, market share gains, and enhanced operating efficiencies. Given the challenging environment that persisted in 2025, we are pleased with the results we delivered and are excited about the goals for 2026 that positioned us well for continued progress. We believe these strategies can drive an additional 70 to 120 basis points of operating margin improvement over the last year while also providing a clear and disciplined path toward our objective of achieving double-digit operating margins.

These gains will be supported by continued market share growth and improving product mix and further reductions in overhead and G&A where we made meaningful progress in 2025. To build on last year’s progress, in 2026, we plan to complete 8 to 10 facility consolidations on top of the 5 we executed last year. We also continue to evaluate the divestiture of select lower margin businesses while accelerating automation, operational efficiencies and fixed cost reductions throughout the year.

I’ll wrap up my remarks with an update on our balance sheet and capital allocation strategy. Despite a challenging operating environment last year, we have made significant progress in strengthening our financial profile. Since 2023, we’ve increased ROIC from 5.3% to 13.5% as of December 2025, reflecting improved returns and disciplined capital deployment. We entered 2025 with a net debt-to-adjusted-EBITDA ratio of 1.8 times, supported by strong cash generation. Earlier in the year, we also completed a successful refinancing that both extended and staggered our debt maturities, further enhancing our financial flexibility. Liquidity remains robust with over $200 million in cash and equivalents, along with full availability under our revolving credit facility of $595 million.

As we enter 2026, we will remain disciplined in our capital allocation with a continued focus on investing in the business to support innovation and ongoing product development. Our M&A pipeline remains active and smaller tuck-in acquisitions continue to be a core competency for LCI Industries, completing 77 strategic acquisitions since 2001. We will continue to evaluate opportunities within our existing markets and expect to remain active on the M&A front building on the success we have achieved in 2025 with successful acquisitions like Freedman and Trans Air. Returning capital to shareholders also remains a priority as we continue to pay an attractive dividend, currently yielding about 3%. During 2025, we returned $243 million to shareholders, including $114 million in dividends and $129 million through share repurchases.

In closing, our entire team is energized by the opportunities ahead and we are confident in our strategy to leverage our many strengths to drive continued growth, margin expansion and shareholder value creation. I’ve had the privilege of leading this company for more than 25 years and I have never been more excited about the opportunities in front of us than I am today. We have a tested, focused and highly capable team ready to execute on our plans. And I’m incredibly proud of the accomplishments of our more than 12,000 men and women at LCI, whose perseverance and commitment continue to be the driving force behind our success. Because of their efforts, we entered 2026 and one of the most competitive positions in our company’s 70-year history.

With that, I’ll turn it over to Lillian, who will walk you through our financial results in more detail.

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Lillian D. Etzkorn
Chief Financial Officer & Executive Vice President, LCI Industries

Thank you, Jason. We ended the year on a strong note with the fourth quarter results that included double-digit top-line growth and meaningful margin expansion. These results capped a year of progress in which the hardworking men and women of LCI executed our strategic initiatives, demonstrating the potential of the LCI platform. And we entered 2026 well-positioned to generate even stronger results in the new year.

For the fourth quarter, consolidated net sales were $933 million, up 16% year-over-year. OEM net sales grew an even stronger 18%, which included 17% growth for RV, primarily driven by sales price increases due to higher material costs, a favorable mix shift towards higher content fifth wheel units, and LCI’s ongoing market share gains. We also generated 21% top-line growth across our other OEM end markets with transportation and marine expanding year-over-year, partially offset by a modest decline in housing. Primary drivers included sales from acquired businesses and higher sales to North American utility trailer OEMs.

Our content per towable RV unit increased 11% over the prior year to $5,670 and content per motorized unit was up 7% to $3,993. Towable RV organic content grew significantly, up 3% year-over-year, driven by the continued success of our recent product launches. Content levels also benefited from the continued strength of higher contented fifth wheel units. We also expanded motorhome RV content per unit by 7% to nearly $4,000.

Turning to Aftermarket, our net sales expanded 8% versus the prior year quarter to $196 million, primarily driven by product innovations and increased demand for our upgrade and service parts as more units enter the upgrade and repair cycle to which Jason referred. Our consolidated operating profit during the fourth quarter was $35 million, reflecting 180 basis point margin expansion to 3.8%. Our margin growth benefited from our continued focus on driving operating efficiencies and cost reductions, along with the increased North American RV sales volume related to an increased sales mix of higher content fifth wheel units and market share gains, partially offsetting this progress was $3.9 million of restructuring costs related to the closure of our glass operations in Ireland.

Breaking down further our margin performance, our fourth quarter OEM-related operating profit margin was up significantly to 3.7% versus 0.3% in the same period the prior year. This operating profit expansion was driven by the increased selling prices for targeted products, primarily related to increased material costs, as well as reduced cost from raw material sourcing strategies and better fixed cost absorption.

For Aftermarket, our operating profit margin was 4.3% in the fourth quarter as compared to 7.9% a year earlier. This operating profit margin change was primarily driven by higher material costs related to tariffs and higher steel, aluminum and freight costs, increases in sales mix towards lower margin products, and investments in capacity, distribution and logistics technology to support the growth of the Aftermarket segment. The margin was positively impacted by increases in selling prices for targeted products, primarily related to increased material cost and reduced cost for material sourcing strategies.

Turning to adjusted EBITDA, we generated robust annual growth of approximately 53% to $70 million, reflecting a 7.5% margin or 180 basis points above the 5.7% margin in the fourth quarter of 2024. Our GAAP net income came in at $19 million, or $0.77 per diluted share, more than doubling over the prior-year quarter’s $0.37. On an adjusted basis, excluding restructuring costs, net of tax effect, net income of $22 million equated to $0.89 per diluted share, which also more than doubled.

Turning to the balance sheet, we continue to operate from a position of strength, ending the year with cash and cash equivalents of $223 million, which was up from $166 million to start the year. The increase benefited from cash provided by operating activities of $331 million and also reflects $147 million of investment-related cash outlay, which included $53 million in capital expenditures and $113 million worth of acquisitions during the year. As of December 31, we had outstanding net debt of $723 million, reflecting a net debt-to-EBITDA ratio of 1.8 times, which is within our targeted range.

In terms of our balanced approach to capital allocation, in addition to strategic investments in the business and the pursuit of select accretive acquisition opportunities, we continue to execute on the 300 million share repurchase program announced last year. During the fourth quarter, we returned $28 million to shareholders through our quarterly dividend of $1.15 per share. For the full year, we repurchased $129 million worth of shares and paid $114 million in dividends as the return of capital to shareholders remains a key component of our commitment to creating long-term shareholder value.

Turning to our outlook, as Jason mentioned, we expect to see industry RV wholesale shipments of 335,000 to 350,000 in 2026, and we look for the marine industry to be flat to up low-single digits. For the transportation market, we expect the market to be flat, but we will have the benefit of increased sales from the acquisitions of Freedman Seating and Trans Air, which we completed in 2025. We also expect that the housing industry growth will be in the low-single digit, aided by our growth of residential window products. For the Aftermarket, we are estimating mid-single-digit growth supported by the significant numbers of RVs entering the repair and replacement cycle in the next few years.

Lippert should also see lift in Automotive Aftermarket sales as the result of the key competitor’s bankruptcy. I would also like to note that we have started the year strong with January net sales of approximately $343 million, up 4% from prior year. With this backdrop, we expect consolidated 2026 revenue of $4.2 billion to $4.3 billion an operating margin in the range of 7.5% to 8%, and adjusted diluted EPS of $8.25 to $9.25.

Helping to drive the bottom-line results, we plan to consolidate 8 to 10 facilities during the year on top of the 5 that we completed in 2025, while also continuing to focus on additional efficiency initiatives. In addition, we expect our continued penetration of newer end markets to support margin expansion, and we will also continue to seek divestiture opportunities related to lower margin non-core products.

For capital allocation in the new year, we expect $60 million to $80 million of capital expenditures, mainly for business investment and innovation. We also look to return additional capital to shareholders through both our dividend and opportunistic share repurchases, while maintaining our target leverage ratio of 1.5 to 2 times net debt to EBITDA.

In summary, while we ended 2025 on a strong note, we’re even more excited about the opportunities ahead for LCI and are determined to create additional long-term shareholder value through adherence to our strategic initiatives with a focus on diversified growth opportunities and disciplined cost management.

And now, operator, if you could please open the lines, we’d be happy to take questions.
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QUESTION AND ANSWER SECTION

Operator: Thank you, Lillian. [Operator Instructions] The first question today comes from Bret Jordan of Jefferies. Your line is now open. Please go ahead.

<Q – Patrick Buckley – Jefferies LLC>: Hey. Good morning, guys. This is Patrick Buckley on for Bret. Thanks for taking our question. Focusing on the 2026 outlook, I guess, how sensitive is that range to potential rate cuts? Do three or four rate cuts drive the high end or potentially higher, or I guess what other metrics drive that range there?

<A – Jason Lippert – LCI Industries>: I would just say we’re not factoring the rate cuts into the range. I think it’s kind of steady state as we are right now. Certainly, if we get some rate cuts, that would be helpful. I mean, a lot of our growth that we’re planning on the top line is going to be predicated on market share gains and in some of the other things we’ve talked about on the call. So is that helpful?

<Q – Patrick Buckley – Jefferies LLC>: Yeah. Yeah. Thank you. And I guess staying on the 2026 guide here, can you help us bridge the difference between 2026 and what maybe a potential “normal” run rate looks like, I guess, between the COVID highs and the post-COVID lows? Where do you expect to settle in during a more normal cycle?

<A – Jason Lippert – LCI Industries>: Yeah. I think when you look at the past cycles, I mean, we’re kind of – as I say to a lot of people, we went up to such a monster high that when we came down to half of the 600,000 units, down to 300,000 units, things broke into a lot of pieces. So I think we’re going to be picking those pieces up for a while. It’s been three years. I think it’s going to be slow coming out of the cycle.

So, obviously, if you look at our forecast for 2026 with units at the midpoint of 345,000 units or 344,000 units or whatever the midpoint of our range, it’s we feel like we’re coming out slow, and we’ll pick up more momentum next year as we get through more of this. But I think we would say that the midpoint probably 375,000 units to 415,000 units somewhere in that range in terms of what is more normalized for the near term. But as we’ve said on past calls over the years and we feel like this is a 500,000-plus industry, but we’ve got to get healthy before we get back to that.

<Q – Patrick Buckley – Jefferies LLC>: Great. That’s all for us. Thanks guys.

<A – Jason Lippert – LCI Industries>: Thanks.

Operator: Thank you. The next question comes from Scott Stember of ROTH Capital. Your line is now open. Please go ahead.

<Q – Scott Stember – ROTH Capital Partners LLC>: Good morning, and thanks for taking my questions as well.

<A – Jason Lippert – LCI Industries>: Hey, Scott.

<Q – Scott Stember – ROTH Capital Partners LLC>: Jason, just wondering, early in the year, we’re hearing of trade-up activity, mix shift towards higher priced units, and obviously, we’re seeing that in your results already. What are you hearing through your various touch points at retail? Just trying to get a sense if that narrative is continuing as we enter the selling season.

<A – Jason Lippert – LCI Industries>: Yeah, yeah. I think there’s a lot going on out there on the retail side of things. I would say that there – I’ve been and sat with and talked to a handful of the larger dealers lately. The larger dealers seem to be doing decent, but I think that there’s a lot of small- and mid-sized dealers that are struggling. I think everybody’s struggling on the margin side. But I think everybody’s being very disciplined.

We had some weather. I heard that Camping World had – as well as some other stores, had 45 or 60 stores that were down for a couple of days because of weather. So, we have that kind of thing going on this time of year, but I think the big guys are doing okay. Some of the smaller guys, the mid-sized guys are struggling. And I think that’s what gets us to our forecast of that 335,000 units to 350,000 units. It just feels like things are moving slowly i, and hopefully, we get some stronger retail numbers as we get into the selling season this year.

<Q – Scott Stember – ROTH Capital Partners LLC>: Got it. And then looking at the Aftermarket, you called out the RV side, I guess, doing better. And that was if you look at the profit for Aftermarket as well, looked like it was a little bit lower. Maybe just talk about on the Aftermarket RV versus the automotive side, maybe talk about the First Brands bankruptcy.

<A – Jason Lippert – LCI Industries>: Yeah. I think that some of – oh, go ahead. Finish up.

<Q – Scott Stember – ROTH Capital Partners LLC>: I’m sorry. No. Go ahead. Sorry.

<A – Jason Lippert – LCI Industries>: I was just going to say that some of the headwinds on the Aftermarket side related to pricing on the Auto Aftermarket side. So, we have pricing cycles that’s typically January and April. So when you look at fourth quarter, some of our numbers on the profitability side were held up a little bit there.

But all those all those increases due to the tariffs and all the other related inflation that we had last year will come in the next couple of quarters. But all in all, like we said, our Aftermarket side of our business is doing well. We’ve got new products, new market share. We’re continuing to gain steam on the RV side. And then, as we said, we’ve got some really big opportunities on the Automotive Aftermarket side with the bankruptcy announcement of First Brands and what they’re going through. A lot of pieces to pick up there for us.

<Q – Scott Stember – ROTH Capital Partners LLC>: Got it. And then just last question on guidance, cadence, anything we should know about modeling down to the bottom line for the first quarter?

<A – Lillian Etzkorn – LCI Industries>: Yeah. So, Scott, as you think about the first quarter, I think January is pretty indicative of what we’re thinking that we’re going to see from a year-over-year perspective. So we started off with an improvement over last year, but it is only 4%. I think we’re expecting that that’s going to trend fairly consistently as we look at the quarter. And when we think about the margin cadence going through the year, we’re not going to start at the 7.5% to 8% operating margin. We’ll step into that as we go through the year. Is that helpful?

<Q – Scott Stember – ROTH Capital Partners LLC>: Got you. Yeah, very helpful. Thank you so much.

Operator: Thank you. The next question comes from Daniel Moore of CJS Securities. Your line is now open. Please go ahead.

<Q – Dan Moore – CJS Securities, Inc.>: Thank you. Good morning, Jason. Good morning, Lillian.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Dan Moore – CJS Securities, Inc.>: Maybe go back to the first question a little bit. Guidance kind of low- to mid-single-digit growth for 2026. Just talk about the puts and takes, one, kind of price versus volume; two, expectations for content gains; and then how much revenue are you contemplating being kind of coming out of the bucket, either de-emphasized or discontinued, either from consolidating facilities or kind of shedding low-margin business?

<A – Lillian Etzkorn – LCI Industries>: Good morning, Dan. Definitely a lot of puts and takes as we’re looking at that potential range going into this year. From an organic growth perspective we’ve talked before around that 3% organic growth. I’d expect that we continue to see that as we move through 2026, probably less so from a pricing perspective and more so from that market share expansion. I think we shared previously in a third quarter call that we’re looking at maybe $75 million of potential divestitures of that lower margin products. So that could be one of the takes from the growth. And then modest expansion across the markets, flat to modest expansion as we highlighted in the prepared remarks. So definitely puts and takes, but feeling good as we’re starting the year.

<A – Jason Lippert – LCI Industries>: And then I would just add that our expectation of continued content growth. Obviously, we had a nice content growth year this past year. But I look at last year was a tough market. We grew $380 million in that market, some through M&A, and through organic growth and market share gains. We expanded our margin during that time. We consolidated facilities to the tune of five facilities, which helped.

And we’ve got that momentum carrying on into this year with another 8 to 10 facilities as well. We, again, expect a little bit of growth, flat to a little bit of growth in all of our markets, maybe a little bit more in Aftermarket given some of the things going on there. But I think when you look at the growth that we had last year, significant growth in a really tough market and we’re continuing that this year with even some more ability to improve our cost structure, I think it’s a really good position we’re entering 2026 in.

<Q – Dan Moore – CJS Securities, Inc.>: Really helpful. Maybe just following up on the last question. Looking at Q1 the full-year guide implies 70 to 120 bps of operating margin expansion. I think last year it was around 7% or 7.8%, if I’m not mistaken, adjusted operating income and just how we’re thinking about kind of year-over-year growth as far as op margin for the first quarter given weather and some of the other issues.

<A – Lillian Etzkorn – LCI Industries>: Yeah. I’d say probably less of a year-over-year growth from an operating margin perspective, more as we get into the latter part of the year to get us that 7.5% to 8% margin. Yeah. So, I mean, I think first quarter is going to look very similar to the operating margins that you saw in the first couple of quarters of last year.

<Q – Dan Moore – CJS Securities, Inc.>: Very helpful. And then just going back to kind of the Aftermarket opportunity. You talked about 1.5 million units coming into the age of repair in the next 1 to 3 years. How do you think about kind of that Aftermarket business you give color for this year? How do you think about that ramping over the next 2 to 3 years? And what are your kind of near-term and longer-term operating margin goals in that business? Thanks again for the color.

<A – Jason Lippert – LCI Industries>: Yeah. I think when it comes to those units coming into the repair and replacement cycle, again, a lot of those parts in those units that come into repair and replacement are proprietary. They need to use our parts. So all we know is we’re getting closer and closer to when those units start to really flow into the dealers for service. So we’ve seen a little bit of that over the last couple of years, but we expect it to grow. Like I said, there’s a lot of units out there that will need to come back into the repair and replacement cycle.

And again, on the Aftermarket side for automotive, we just have a lot of opportunity on just share gains through the First Brands issue, lots of Hitch and towing in electrical business that’s just going to be sitting out there out for bid, and we’re likely candidate there for that business just because there’s really there’s really only been two strong players in that market over the last decade, and it’s a high barrier to entry business. I mean, you’ve got to have significant engineering, design built up to cover automobiles and trucks that go back 30 years for fit and finish on the hitch and towing aspects. And then, obviously, when we get to a situation like this, we get a little bit more margin opportunity and control than what we would if there were more players. So I think our Aftermarket margins will stay pretty steady.

Lillian, I don’t know if you have any other color there.

<A – Lillian Etzkorn – LCI Industries>: Yeah. The only other thing I would add to that, Dan, is keep in mind, we have been doing investment into the Aftermarket business really to support that future expansion. So the margins have been pressured from that. And in the near term, you’re going to still see some of that pressure as we’re investing in the facility in Texas, as we’re continuing to support the investment into the distribution aspects for Aftermarket. But I think longer term, clearly, we expect nice, solid returns with the Aftermarket business, just a little bit of near-term continued headwinds.

<Q – Dan Moore – CJS Securities, Inc.>: Perfect. Then I’ll circle back with the follow-ups. Thanks.

<A – Lillian Etzkorn – LCI Industries>: Thank you.

Operator: The next question comes from Joe Altobello of Raymond James. Your line is now open. Please go ahead.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Thanks. Hey, guys. Good morning. I guess first question for you, Jason. Your industry outlook for wholesale shipments on the RV side is a little bit softer than what we talked about in late October. Just curious what you’ve seen over the last 3.5 months or so that makes you a little bit less sanguine on the industry this year?

<A – Jason Lippert – LCI Industries>: Yeah. Like I said, I think, there’s just still a lot of pieces to pick up. There’s still a lot of probably the biggest answer to your question there is just there’s a lot of mid- and small-sized dealers still out there. A lot of those dealers are going through the question of do they want to stick around? Do they want to sell to somebody bigger? I think the bigger guys have put the brakes on a little bit in terms of acquisition of some of these smaller dealerships. So it just feels like there’s a little bit of a logjam up there until some of that gets sorted out.

But we’re taking a conservative approach. I mean, again, we feel that the industry can be a lot better. Some of it is we just need some of the macro factors to come back and improve a little bit. But all in all, we’re certainly coming off the bottom. We dropped to 300, went to 315 to 335 to 342 this year. So we’re already seeing the beginning portion of coming off the cycle. It’s just a matter of how quickly it’s going to ramp up. And that depends on retail and the overall dealer environment out there.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Got it. Helpful. And maybe just in terms of the first quarter outlook, I think you mentioned similar to what you saw in January, call it, plus 4%. It’s obviously a slowdown from 4Q plus 16%. Is that just a tougher compare or are you seeing other dynamics playing out here early in the first quarter?

<A – Jason Lippert – LCI Industries>: I think it’s just a lot of dealer and OEM discipline at this point in time. I mean, they’re being as good as I’ve ever seen in terms of just pumping the brakes and making sure that we’re not getting ahead of ourselves and putting inventory out there that’s just going to sit. So dealers and OEMs are ordering and building the right inventory I feel better than I’ve ever seen. And I think they’re just waiting for the retail numbers to pop up. Shows have been good, traffic has been decent. There’s no signs out there that would point otherwise that it would be going the other way. So we do think we should be up a little bit this year, but those are some of the early indicators.

<Q – Joe Altobello – Raymond James & Associates, Inc.>: Got it. Okay. Thank you.

<A – Jason Lippert – LCI Industries>: Yes.

Operator: Thank you. The next question comes from Tristan Thomas-Martin of BMO. Your line is now open. Please go ahead.

<Q – Tristan Thomas – BMO Capital Markets>: Hey. Good morning.

<A – Jason Lippert – LCI Industries>: Good morning.

<Q – Tristan Thomas – BMO Capital Markets>: I want to follow up on Joe’s questions. So up a little bit at retail for the RV industry year-over-year, is that right?

<A – Jason Lippert – LCI Industries>: I think retail and wholesale are pretty – stay pretty aligned this year. We’d love to see retail up again. I think some of it’s just going to depend on how the macro factors play out over the next months.

<Q – Tristan Thomas – BMO Capital Markets>: Okay. And then...

<A – Jason Lippert – LCI Industries>: The tariff environment not being here this year will help significantly because pricing’s a little bit more consistent. We can rely upon at the moment where we’re at with things. So...

<Q – Tristan Thomas – BMO Capital Markets>: Okay. And then just kind of on the change [indiscernible] (00:40:02) just want to summarize to make sure I’m understanding it correctly. But it sounds like dealers are just continuing to be maybe a bit more hesitant than you thought to take on new inventory.

<A – Jason Lippert – LCI Industries>: I just think they’re being cautious right now. And again, we had some significant weather. I mean, we always have weather in the north during this time of year, but the weather was kind of spread out all over the place. Again, some of the numbers I heard from some of the bigger dealers where they had multiple days of shutdowns in 50 to 60 stores across the country, some of them. I mean, that’s a big, that’s a – I mean, nobody can go in and buy RVs when that many dealerships are shut down. So I think that that played a little bit of a role. But ultimately, we still feel optimistic that this year can be better than last year.

<Q – Tristan Thomas – BMO Capital Markets>: Okay. And then just kind of one more question. Can you maybe remind everybody what the kind of typical RV trade-up cycle is from consumer standpoint? And then maybe could it be maybe a little bit quicker this time just because there’s been a lot of really cheap, small or kind of low content RVs that have been sold in last couple of years? Thanks.

<A – Jason Lippert – LCI Industries>: Yeah. Yeah. I think, to your point, on the more entry-level stuff, especially the single axle product, you’re going to see quicker trade cycles than you would on a bigger motorhome or larger fifth wheel. We typically say that the trading cycle is three to five years, and a lot of that just will depend on the buyer and the type of unit that they have. So, obviously, you build a – the industry built a lot of those single axle trailers over the last five years. So, we think that will bode well for the industry as people start to think about continuing camping and a bigger unit. But we’ve seen some of that improvement already with some of our content gains in the last few months. So,...

<Q – Tristan Thomas – BMO Capital Markets>: Okay. Great. Thank you.

<A – Jason Lippert – LCI Industries>: Thanks, Tristan.

Operator: The next question comes from Brandon Rollé of Loop Capital. Your line is now open. Please go ahead.

<Q – Brandon Rollé – Loop Capital Markets LLC>: Good morning. Thank you for taking my questions. Just first on affordability, could you just talk about maybe affordability in the RV industry entering 2026 versus maybe where we were last year and how that might overall have an impact on the industry’s recovery? I think this is the first year pricing has started to come back up again. But rate relief really hasn’t been significant, at least on the consumer side. So, any comments there and how that might impact your pricing. Thank you.

<A – Jason Lippert – LCI Industries>: Yeah. I think there’s always a lot of pricing discussions going on. I think there’s two big factors that usually weigh in to how ASPs are going to end in any given year. And I think that the OEMs right now are really focused on driving those ASPs down through a lot of content realignment. So, there’s been a lot of that going on since model change to try to stay focused on bringing prices down.

The only negative we have right now is just aluminum costs, in general, are up. So, that’s kind of a headwind for the industry. But it’s at a near the five- or seven-year high there. But that’ll come back down. Right now, it’s a little bit of a headwind. There’s a lot of aluminum in a lot of these RVs that are built. But we’re working with our customers like we always do. And good, better, best philosophies. And maybe good is good enough. Instead of them buying a best type of product or a better type of product component for their RV to help bring pricing into better alignment for the consumer.

And then you’ve got the third lever, which is a lot of OEM discounting and dealers discounting to try to move product and keep product moving, so it doesn’t get stale out there. I think that our industry does a better job than most industries at managing those factors. If you look at the boat industry and they’re kind of strapped by engine prices. The engine prices really haven’t come down much since COVID, and boat prices are really high and there’s not a lot the boat manufacturers can do because it’s the largest ticket item for components that they buy for the boat. So, I think RVs in better shape.

<Q – Brandon Rollé – Loop Capital Markets LLC>: Okay, great. Thank you.

<A – Jason Lippert – LCI Industries>: Sure.

Operator: Thank you. The next question comes from Kevin Condon of Baird. Your line is now open. Please go ahead.

<Q – Kevin Condon – Robert W. Baird & Co., Inc.>: Hi. Good morning, everyone. This is Kevin on for Craig at Baird. I was hoping to understand and unpack the margin guide a bit better. Just thinking the 70 to 120 basis points of improvement, wondering if you could comment on or rank order some of the largest drivers of that being operating leverage on the top-line growth. Do you expect a favorable mix impact and maybe the net incremental impact of tariffs? Just how you’re thinking about some of those buckets contributing to that 70 to 120 basis points increase?

<A – Jason Lippert – LCI Industries>: I’ll start and let Lillian chime in after. But I think one of the biggest things, and I mentioned it earlier that we’ve got going for us is just some of the consolidation efforts we have in. Restructuring we have, that we started early last year on. If you look at last year, like I said, we increased $308 million in our top line.

Through our acquisitions, I think we acquired 1,000 team members. We ended the year 400 team members up over the beginning of last year.

So when you consider that we grew $400 million, added 1,000 team members and ended only 400 from where we started, I think that shows the power of some of the consolidation efforts that we’re making around G&A and overhead. So, that would probably be one of the bigger levers. And obviously, that continues in just as dramatic fashion as last year because we’re going to nearly double the amount of consolidations we’re doing this year than we did last year.

<A – Lillian Etzkorn – LCI Industries>: Yeah. Thanks for that, Jason. And, Kevin, building on that. So, clearly, the consolidations are going to continue to benefit us. When we think about kind of the range that we have out there, part of what’s still to be determined as we go through the calendar is the timing of those consolidations of those incremental 8 to 10. So, we have the full year benefit of the five that we consolidated last year, which will benefit us throughout the year. And then as we cadence in the 8 to 10 which will not all happen, obviously, February 1 or March 1, it’ll cadence over the full year, that will also drive efficiencies for 2026.

Additionally, as we have the incremental revenue coming in, we’ve typically guided and will continue to guide that incremental margins, roughly 25% are fair assumption with your modeling, so there’s a benefit there. And really, as Jason was saying, we’ll continue to drive overall operating efficiencies. So as we’re able to get more volume and more units through our manufacturing facilities, you have better efficiencies just in your fixed cost absorption as well. So it really is a multitude of factors there that contribute to us being able to deliver that margin expansion and frankly continuing up on that progression towards the double-digit margin, which is what we’ve been talking about reaching. So continued steady progress towards that goal.

<Q – Kevin Condon – Robert W. Baird & Co., Inc.>: Understood. Thanks. And then on the – I think in the past, you’ve disclosed a single axle mix of shipments. Was that a metric that you offered for Q4? And I just wonder your expectations for 2026 if that’s still a tailwind for the full-year outlook?

<A – Lillian Etzkorn – LCI Industries>: Yeah. So for the fourth quarter, we are providing it. It’s in the presentation deck in the very back of the appendix. But the fourth quarter came in at about 21%, so little bit up from the third quarter. So I think we’re kind of bouncing around that 19% to 21%. Fifth wheels were definitely still strong, as we reported. I think it’s yet to be determined for the full year for 2026, but that 19% to 21% feels kind of like an ambient level at this point.

<A – Jason Lippert – LCI Industries>: Yeah. Yeah. And just to give you a little bit more color, just for January, for example, single axles were a little down over last year, January. Fifth wheels were up a little bit. So we’re seeing that content move the right way for us and we’ll see how the rest of the year goes. That’s just a one month look. But...

<Q – Kevin Condon – Robert W. Baird & Co., Inc.>: Got you. Thanks so much for taking my question.

<A – Jason Lippert – LCI Industries>: Yeah, thanks.

<A – Lillian Etzkorn – LCI Industries>: Thank you.

Operator: [Operator Instructions] The next question comes from Mike Albanese of Benchmark. Your line is now open. Please go ahead.

<Q – Mike Albanese – The Benchmark Co. LLC>: Yeah. Hey. Good morning, guys. Thanks for taking my question. Just kind of a quick follow-up on really the last question. If you could just comment again on RV product mix expectations. Obviously, some momentum in the fifth wheels here. I mean, do you see that more as dealers kind of right sizing or level setting inventory or is this more consumer-driven momentum that could continue?

<A – Jason Lippert – LCI Industries>: Well, I mean, we hope that the mix right sizes back more toward, not just fifth wheels, but higher contented trailers. It’s just healthier for the industry. And again, we put so much of that single axle product into the industry over the last five years that eventually that part of the market will get saturated, then people will start trading up, and that mix shift will happen, hopefully, a little bit more dramatically.

But like I said, all I can tell you is January right now and kind of what we see in the very, very near term, which we’ve seen single axles dropped a little bit over last year, same period. Fifth wheels increased a little bit over last year, same period in January, talk of the shows, that the high-end buyer is there. And not as impacted as some of the entry level entry level buyers. A little bit more willing to spend money. So that’s where we’re at right now.

<Q – Mike Albanese – The Benchmark Co. LLC>: Okay. Thanks, guys.

Operator: Thank you. We have no further questions at this time. So I’d like to hand back to Jason for closing remarks.
...

Jason Douglas Lippert
President, Chief Executive Officer & Director, LCI Industries
Yeah. Again, thanks, everybody, for joining the call. And again, against a really tough backdrop, our performance, we feel, has been very, very strong. We’ve got lots of good things happening this year. Again, even if the industry is flat to a little bit up, we feel like we’ll perform similar to last year and continue to make some of these consolidation efforts pay off on the bottom line. So thanks for joining the call. We’ll talk to you next quarter. Thanks.

Operator: This concludes today’s call. Thank you, all, for joining. You may now disconnect your line.

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Forward-Looking Statements

This audio event contains certain "forward-looking statements" with respect to the Company's financial condition, results of operations, profitability, margins, business strategies, operating efficiencies or synergies, competitive position, growth opportunities, acquisitions, plans and objectives of management, markets for the Company's common stock, the impact of legal proceedings, and other matters. Statements in this audio event that are not historical facts are "forward-looking statements" for the purpose of the safe harbor provided by Section 21E of the Securities Exchange Act of 1934, as amended, and Section 27A of the Securities Act of 1933, as amended, and involve a number of risks and uncertainties.

Forward-looking statements, including, without limitation, those relating to production levels, future financial results and business prospects, net sales, expenses and income (loss), operating margins, capital expenditures, tax rate, cash flow, financial condition, liquidity, covenant compliance, retail and wholesale demand and shipments, run rates, integration of acquisitions, planned divestitures and facility consolidations, R&D investments, commodity prices, addressable markets, and industry trends, whenever they occur in this audio event are necessarily estimates reflecting the best judgment of the Company's senior management at the time such statements were made. There are a number of factors, many of which are beyond the Company's control, which could cause actual results and events to differ materially from those described in the forward-looking statements. These factors include, in addition to other matters described in this audio event, the impacts of costs and availability of, and tariffs on, raw materials (particularly steel and aluminum) and other components, future pandemics, geopolitical tensions, armed conflicts, or natural disasters on the global economy and on the Company's customers, suppliers, team members, business and cash flows, pricing pressures due to domestic and foreign competition, seasonality and cyclicality in the industries to which we sell our products, availability of credit for financing the retail and wholesale purchase of products for which we sell our components, inventory levels of retail dealers and manufacturers, availability of transportation for products for which we sell our components, the financial condition of our customers, the financial condition of retail dealers of products for which we sell our components, retention and concentration of significant customers, the costs, pace of and successful integration of acquisitions and other growth initiatives, availability and costs of production facilities and labor, team member benefits, team member retention, realization and impact of expansion plans, efficiency improvements and cost reductions, the disruption of business resulting from natural disasters or other unforeseen events, the successful entry into new markets, the costs of compliance with environmental laws, laws of foreign jurisdictions in which we operate, other operational and financial risks related to conducting business internationally, and increased governmental regulation and oversight, information technology performance and security, the ability to protect intellectual property, warranty and product liability claims or product recalls, interest rates, oil and gasoline prices, and availability, the impact of international, national and regional economic conditions and consumer confidence on the retail sale of products for which we sell our components, and other risks and uncertainties discussed more fully under the caption "Risk Factors" in the Company's Annual Report on Form 10-K for the year ended December 31, 2024, and in the Company's subsequent filings with the Securities and Exchange Commission. Readers of this audio event are cautioned not to place undue reliance on these forward-looking statements, since there can be no assurance that these forward-looking statements will prove to be accurate. The Company disclaims any obligation or undertaking to update forward-looking statements to reflect circumstances or events that occur after the date the forward-looking statements are made, except as required by law.